EXHIBIT 10.3(b)

SCHEDULE A TO EXHIBIT 10.3(a)

The following individuals entered into director retirement agreements with The Ohio Valley Bank Company which are identical to the Third Amended and Restated Director Retirement Agreement, dated December 18, 2012, between Thomas E. Wiseman and The Ohio Valley Bank Company filed herewith.

Name	Date of Agreement

Harold A. Howe	December 18, 2012

David W. Thomas	December 18, 2012